UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS SENDS FOURTH LETTER TO SHAREHOLDERS

HESS DELIVERS CONSENSUS BEATING Q1 2013 EARNINGS

ENCOURAGES SHAREHOLDERS TO CONTINUE THE COMPANY’S STRONG MOMENTUM OF TRANSFORMATION INTO PURE PLAY E&P COMPANY

RECOMMENDS VOTING THE WHITE PROXY CARD FOR THE ELECTION OF

HESS’ HIGHLY QUALIFIED, INDEPENDENT NOMINEES

NEW YORK — April 25, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today sent a letter to all shareholders in connection with its 2013 Annual Meeting of Shareholders, to be held on May 16, 2013.

The Board recommends that shareholders vote for the election of Hess’ highly qualified independent nominees on the WHITE  proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Included below is the full text of the letter to Hess shareholders:

Dear Fellow Shareholder:

HESS DELIVERS EXCELLENT FIRST QUARTER RESULTS;

CONTINUES STRONG MOMENTUM OF TRANSFORMATION

TO PURE PLAY “E&P” COMPANY

VOTE THE WHITE PROXY CARD TODAY AND BENEFIT FROM CONTINUED VALUE CREATION AT HESS

On April 24, Hess reported strong first quarter earnings.  These results demonstrate our continuing momentum, which is being driven by our transformation to a pure play exploration and production (“E&P”) company.

As we approach the Hess 2013 Annual Meeting, to be held on May 16th, we urge you to support our new, strong, independent, world-class experienced director candidates who are focused on the continued execution of our transformation plan.  We have been driving down costs, increasing profitable production, executing on announced asset sales, paying down short-term debt, and retaining the financial flexibility to fund growth and return capital directly to you, our shareholders.

THE HESS PLAN IS WORKING; REJECT ELLIOTT’S DISRUPTIVE PLAN TO

DESTROY THE LONG TERM VALUE THAT RIGHTFULLY BELONGS TO YOU

Hess has the right plan and the right team to deliver real, lasting value.  New Hess shareholder Elliott Management, on the other hand, has put forth a reckless plan that would halt this momentum. Just look at what a few Wall Street analysts have said:

In our view many of the criticisms leveled at management are either dated or have been addressed by management. If the activist end game is outright separation of Hess’ into two parts, we maintain our view that commensurate risks & challenges of two stand alone entities will blur the landscape for the investment case.

-Doug Leggate, Bank of America Merrill Lynch, April 24, 2013

In short…we do not believe that [Elliott’s] plan provides the best path forward. In our view, Hess's own plan makes more sense…

-Philip H. Weiss, Argus, March 27, 2013

We take management’s side in terms of the future course of the company.... we do not think breaking up the company into an onshore resource player (Hess Resources) and international, mostly offshore, entity (Hess Remainco) is the best way to generate value.

 -Jeb Armstrong, Credit Agricole, March 26, 2013

Simply put, while Elliott has continued to push their self-serving agenda, the overwhelming majority of Wall Street analysts believe that adopting Elliott’s plan would be a mistake. We urge you to protect your investment by voting the WHITE PROXY CARD today.

Keep this in mind: ELLIOTT’S NOMINEES HAVE AGREED TO RECEIVE DIRECT AND SUBSTANTIAL SPECIAL PAYMENTS FROM ELLIOTT AND ARE STRUCTURALLY INCENTIVIZED TO SUPPORT A PLAN MOST WALL STREET ANALYSTS AGREE IS VALUE DESTRUCTIVE AND BAD FOR HESS AND ITS SHAREHOLDERS. Ask yourself: Do you really think Elliott’s conflicted nominees, if elected, would have your interests in mind?

Please vote the enclosed WHITE PROXY CARD today to ensure you have an independent, objective Board of Directors committed to pursuing the right strategy for all Hess shareholders.

STRONG FINANCIAL RESULTS REFLECT HESS’ BEST IN CLASS EXECUTION

Hess reported recurring EPS of $1.95, which thumped our and consensus’ estimate of $1.57.

-Roger D. Read, Wells Fargo, April 24, 2013

Yesterday, we reported first quarter results that soundly beat Wall Street estimates with adjusted net income up 31% compared to the year ago quarter. These financial results were driven by our strong execution in the field.

In the Bakken oil shale play, net production increased 55% while drilling and completion costs declined 36%. These results were driven by our E&P team, led by Greg Hill, Hess’ President of Worldwide E&P, a pioneer of applying “lean manufacturing” technology to E&P.

While Elliott would have you believe otherwise, Hess today is one of the leading low cost, high return producers in the Bakken:

It is this issue [Bakken drilling and completion costs] that underlines our view that as an operator Hess has consistently bettered well results of many of its peers, in stark contrast to the premise presented by Elliott.

-Doug Leggate, Bank of America Merrill Lynch, April 1, 2013

Hess appears to be drilling one of the best portfolios of wells in the industry according to our analysis.

-Gil Yang, Discern, March 27, 2013

In addition to our success in the Bakken, we are executing a successful, focused, lower-risk exploration program designed to maximize growth across our portfolio.  For example:

  Development drilling is ongoing at the Hess operated Tubular Bells field in the deepwater Gulf of Mexico.  The project is on schedule to start production around the middle of next year.
  We continue to execute our appraisal program in the Utica shale play – the second leg of our shale strategy – and remain encouraged by the results. During the first quarter we drilled four wells and completed seven across our position, and we believe that the Utica will be an important contributor to our long-term production growth targets.
  We announced earlier this quarter exploratory success in Ghana, where we enjoyed a succession of seven discoveries, most recently at the Cob and Pecan North wells, and that we have begun pre-development studies on the block.

We anticipate that our focused portfolio of higher growth, lower risk, oil linked E&P assets will deliver a five year compound average annual production growth rate of 5 to 8%, based off of pro forma 2012 production, with aggregate mid-teens production growth between pro forma 2012 and 2014, while increasing returns to all shareholders.

HESS IS BEATING ITS ASSET SALE TARGETS AND HITTING ITS CAPITAL ALLOCATION PRIORITIES

Another element of our transformation is the divestiture of non-core E&P assets, which will allow us to focus on our world class, higher growth, lower risk portfolio.  We have made tremendous progress on this front, announcing or completing $3.4 billion in sales year-to-date. And, while we have done a great deal, there is more to come.

With $3.4 Bn in announced proceeds, execution has been outstanding…

-Asit Sen, Cowen, April 3, 2013

The success of our asset sale program has put us ahead of schedule on meeting the capital allocation priorities we set out on March 4.  By applying the proceeds from the divestitures to date to reduce debt and strengthen our balance sheet, Hess will have the financial flexibility both to fund its future growth and also to direct most of the proceeds from additional asset sales to returning capital directly to shareholders. We expect to commence our previously announced share repurchases of up to $4 billion in the second half of this year.

HESS SHAREHOLDERS DESERVE A BOARD COMMITTED TO FACT, NOT FICTION

While Elliott has called for a “dry eyed” analysis of Hess and its strategy, it continues to mislead Hess shareholders by cherry picking data and using deceptive statistics to suit its purpose.

For example, Elliott compares our Bakken well costs to a single, smaller, low cost peer without taking into account publicly available well recovery rates.  From a capital return perspective, isolating average well costs without factoring for production is an incomplete analysis.  A closer look at the facts shows that Hess delivers more value than Elliott’s low cost Bakken peer and, as our results this quarter demonstrate, we believe our performance in the Bakken ranks among the best both as to cost and productivity.

Elliott’s aggressive and creative use of statistics – a continuing theme of their misguided proxy fight – is nothing more than an attempt to divert attention from a rejected business plan and a group of candidates who are tied to it.  Is this the kind of misleading and self-serving analysis that Elliott proposes to bring into the Hess boardroom?

As Hess shareholders, we believe that you deserve new, independent directors who are committed to a market-endorsed transformation strategy that is delivering real value, not dissident directors who are tethered to a value-destructive, flawed plan.  Please vote the enclosed WHITE PROXY CARD today for Hess’ highly qualified nominees to ensure you have an independent Board of Directors committed to pursuing the right strategy to create value for all Hess shareholders.

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY SHARES YOU OWN

MAKE YOUR VOICE HEARD

PLEASE VOTE THE WHITE PROXY CARD TODAY

Hess’ new, independent director nominees John Krenicki Jr.,  Dr. Kevin Meyers,  Fredric Reynolds,  William Schrader, and Dr. Mark Williams, are world-class business leaders with a track record of success, renowned operational and financial expertise and experience running some of the most important E&P businesses in the industry – they are the right team to objectively oversee the execution of a transformation plan that the market views as clearly superior to the Elliott alternative.  This team is far superior to Elliott’s candidates, who have approved a flawed plan, have been charged to push for its execution and are tethered to Elliott’s bonus scheme.  We urge you to vote for the Hess nominees today on the WHITE PROXY CARD.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD.  We urge you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided.  We urge you to reject Elliott’s short term, value destructive ideas by discarding any proxy materials sent to you by Elliott Management or its representatives.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

Sincerely,

John Hess

Chairman and CEO

ABOUT HESS’ WORLD CLASS, NEW, INDEPENDENT DIRECTOR NOMINEES

JOHN KRENICKI JR. - 50
Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki recently joined private equity firm Clayton, Dubilier & Rice in 2013 after 29 years in senior leadership roles at GE, including as Vice Chairman.  While leader of GE Energy, the unit doubled in size and profitability and became GE's largest business – with revenue increasing from $22 billion in 2005 to over $50 billion in 2012.  His responsibilities included oversight of GE’s Oil & Gas, Power & Water, and Energy management businesses, which employ more than 100,000 people in over 165 countries.  Mr. Krenicki is one of America's top corporate executives with a strong track record of success, experience, and leadership in operations, oil and gas, and energy. His experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

DR. KEVIN MEYERS - 59
Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers ran Exploration and Production in the Americas for ConocoPhillips, where he oversaw 6,000 employees and a $6 billion annual capital program, and was responsible for reorganizing and driving business value in the Americas E&P portfolio.  Dr. Meyers drove the reconfiguration of the company’s upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and focusing capital into emerging shale plays. He spearheaded the company's development of the Eagle Ford, moving it from exploration to a twelve-rig development program in under a year, and increased investment in both the Permian Basin and the Bakken.  Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international.  Based on this experience, Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

Other Directorships: Hornbeck Offshore Services, Denbury Resources, Bill Barrett Corporation, Precision Drilling Corporation. Former Director: LUKOIL

FREDRIC REYNOLDS - 62
Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessors from January 1994 until his retirement in August 2009.  While at CBS, Mr. Reynolds managed the company's transformation, beginning with the acquisition by Westinghouse of CBS in 1995, followed by the Viacom-CBS merger of 2000 and the subsequent spin-out of MTV Networks, since renamed Viacom.  During his tenure as CFO of CBS, shareholders experienced substantial share appreciation and return of capital.  Mr. Reynolds is also the lead independent director at AOL Inc.  Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading successful transformations, returning capital, and delivering long term returns.

Other Directorships: AOL, Mondelez International.  Former Director: The Readers Digest Association, Blockbuster, Sportsline.com

WILLIAM SCHRADER - 55
Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader was a senior leader of many of BP's most important E&P businesses, including serving as President of BP Azerbaijan – one of BP’s most valued assets – and most recently served as COO of TNK-BP, which comprised 27% of BP’s reserves and 29% of BP’s production.  During his tenure as President of BP Azerbaijan, production increased from 240,000 bpd to over 950,000 bpd while operating costs were reduced from $7/bbl to $4/bbl.  He also was responsible for all of BP’s E&P business in Indonesia including the Tangguh LNG business.  Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

Other Directorships: Ophir Energy

DR. MARK WILLIAMS - 61
Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 30 years at Shell, including more than 17 years in Shell’s E&P and upstream business, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was one of the top three operating executives collectively responsible for all strategic, capital, and operational matters.  Most recently, as Downstream Director, Dr. Williams oversaw $400 billion in revenues and approximately 55,000 people, generating $5.3 billion in profit annually, and redirected a $6 billion annual investment into the higher growth markets of China and Brazil, while strengthening Shell’s position in key hubs in the U.S. Gulf Coast and Singapore.  His experience as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil & gas companies will add invaluable insight to Hess’ Board.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080